Exhibit 10.1

OS THERAPIES INCORPORATED

____________, 2025

Holder of Common Stock Purchase Warrants issued

on December 31, 2024 and/or January 14, 2025

Re: Inducement Offer to Exercise Common Stock Purchase Warrants

Dear Holder:

OS Therapies Incorporated, a Delaware corporation (the “Company”), is pleased to offer to you (“Holder”, “you” or similar terminology) the opportunity to exercise for cash all or a portion of the Common Stock Purchase Warrants issued on December 31, 2024 and/or January 14, 2025, each to purchase one share of common stock, par value $0.001 per share (the “Common Stock”), of the Company at their current exercise price of $1.12 per share (the “Existing Warrants”), which were originally issued to you by the Company pursuant to either (i) that certain Securities Purchase Agreement, dated as of December 24, 2024, by and among the Company and the purchaser party thereto or (ii) that certain Letter Agreement, dated December 27, 2024, by and between the Company and Brookline Capital Markets, a division of Arcadia Securities, LLC.

The shares of Common Stock issuable upon exercise of the Existing Warrants (the “Existing Warrant Shares”) have been registered for resale pursuant to the Company’s registration statements on Form S-1 (File Nos. 333-284631 and 333-287569) (the “Registration Statements”). The Registration Statements are currently effective and, upon exercise of the Existing Warrants pursuant to this letter agreement, will be effective for the issuance or sale, as applicable, of the Existing Warrant Shares. Capitalized terms not otherwise defined herein shall have the meanings set forth in the New Warrants (as defined below).

Inducement Period and Offering Terms

This offer is being made during the period beginning on June 20, 2025 and ending at 5:00 p.m., Eastern time, on July 10, 2025 (the “Termination Date” and, such period, the “Inducement Period”). During the Inducement Period, the Company is offering the terms set forth in this letter agreement to the Holder and all other holders of Existing Warrants. The offering may be consummated in one or more closings with respect to exercises of the Existing Warrants, at such times and in such amounts as determined at the mutual discretion of Ceros (as defined below) and the Company (each, a “Closing”). The Company may, at any time and from time to time, in its sole discretion, extend, terminate or suspend the Inducement Period prior to the Termination Date, upon written notice to the Holder and Ceros Financial Services, Inc., who is acting as the Company’s exclusive warrant solicitation agent for this offering (“Ceros”), without any obligation to extend or reopen the Inducement Period thereafter. Pursuant to a Warrant Solicitation Agreement with the Company, Ceros is entitled to receive a cash fee equal to 5% of the aggregate gross cash proceeds received by the Company from the exercise of the Existing Warrants, together with an expense reimbursement not to exceed $15,000. The Company may also waive any conditions or requirements applicable to any individual Holder or group of Holders participating in a Closing. The rights and obligations of each participating Holder shall be several and not joint with those of any other Holder, and no participating Holder shall be responsible in any way for the performance of any other Holder.

In consideration for each cash exercise of Existing Warrants held by you as set forth on the signature page hereto at the current Exercise Price of $1.12 per share (the “Warrant Exercise”) during the Inducement Period, the Company hereby offers to sell and issue to you a new Common Stock Purchase Warrant (“New Warrant”), pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (“Securities Act”), to purchase up to a number of shares of Common Stock equal to 100% of the number of Warrant Shares issued pursuant to your Warrant Exercise (the “New Warrant Shares”). The New Warrants shall be substantially in the form attached hereto as Annex B, and shall have an exercise price of $3.00 per share, subject to adjustment as provided therein, and shall be exercisable immediately upon issuance and have a term of exercise of five (5) years.

The original certificates (or book-entry statements) for the New Warrants shall be delivered within two (2) Business Days following the date of each applicable Closing. The New Warrants and the New Warrant Shares shall bear customary restrictive legends unless and until registered under the Securities Act.

Beneficial Ownership Limitation

Notwithstanding anything to the contrary contained herein, in the event that any Warrant Exercise would otherwise cause the Holder to exceed the beneficial ownership limitations set forth in Section 2(e) of the Existing Warrants (“Beneficial Ownership Limitation”), the Company shall only issue such number of Existing Warrant Shares to the Holder that would not cause the Holder to exceed the maximum number of Warrant Shares permitted thereunder, as directed by the Holder, with the balance to be held in abeyance until notice from the Holder that the balance (or portion thereof) may be issued in compliance with such limitations, which abeyance shall be evidenced through the Existing Warrants which shall be deemed prepaid thereafter (including the cash payment in full of the exercise price), and exercised pursuant to a Notice of Exercise in the Existing Warrants (provided no additional exercise price shall be due and payable). The parties hereby agree that the Beneficial Ownership Limitation for purposes of the Existing Warrants is as set forth on the Holder’s signature page hereto.

Acceptance and Public Disclosure

Holder may accept this offer with respect to all or any portion of its Existing Warrants by signing this letter agreement below and delivering it to the Company, with such acceptance constituting Holder’s election to exercise the applicable portion of its Existing Warrants for cash for the number of shares of Common Stock and the aggregate exercise price set forth on the Holder’s signature page hereto (the “Warrant Exercise Price”), on or prior to the Termination Date.

No later than 9:30 a.m., Eastern time, on the Trading Day immediately following the initial Closing, the Company shall file a Current Report on Form 8-K with the Securities and Exchange Commission (the “Commission”) disclosing all material terms of the transactions contemplated herein, including the filing of this letter agreement as an exhibit thereto, within the time required by the Exchange Act. For the avoidance of doubt, only one such Form 8-K shall be required to be filed in connection with the transactions contemplated hereby, regardless of whether multiple holders execute this letter agreement on different dates. From and after the filing of such Form 8-K, the Company represents that it shall have publicly disclosed all material, non-public information provided to you by the Company or any of its officers, directors, employees or agents in connection with the transactions contemplated herein. In addition, effective upon such filing, the Company acknowledges and agrees that any and all confidentiality, no trade or similar obligations under any agreement, whether written or oral, between the Company (or any of its subsidiaries or their respective officers, directors, employees, agents, or affiliates) and you (or any of your affiliates) shall terminate and be of no further force or effect.

Delivery of Existing Warrant Shares

The Company represents, warrants, and covenants that, upon Holder’s acceptance of this offer and execution of this letter agreement, and subject to receipt of the applicable Warrant Exercise Price, the Existing Warrant Shares shall be issued free of any legends or restrictions on resale by Holder (except as required under applicable law) and delivered electronically to Holder through the facilities of the Depository Trust Company within one (1) Business Day following the date of each applicable Closing (or, with respect to any portion of the Existing Warrant Shares that would otherwise be issued in excess of the Beneficial Ownership Limitation, within one (1) Business Day of the Company’s receipt of notice from Holder that its ownership is below the applicable Beneficial Ownership Limitation). For the avoidance of doubt, the terms of the Existing Warrants, including the Company’s obligations with respect to the timely delivery of Existing Warrant Shares, shall remain in full force and effect, and the Company shall treat the acceptance of this offer as a formal and valid Notice of Exercise under the Existing Warrants, including with respect to any applicable provisions regarding liquidated damages or other remedies for late delivery.

Representations and Legends

The Company hereby agrees to the representations, warranties and covenants set forth on Annex A attached hereto, which include registration obligations of the Company with respect to the New Warrant Shares. By signing this letter agreement below, you represent and warrant that, as of the date hereof and the date of any Closing in which you participate, you are and will be an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act, and acknowledges that the New Warrants will contain restrictive legends when issued, and neither the New Warrants nor the New Warrant Shares have been registered under the Securities Act. Holder further represents and warrants that it is acquiring the New Warrants as principal for its own account and is not acquiring the New Warrants or the New Warrant Shares with a view to, or for resale in connection with, any distribution thereof in violation of applicable securities laws, and has no direct or indirect arrangement or understanding with any other person to distribute or regarding the distribution of the New Warrants or the New Warrant Shares (this representation does not limit Holder’s right to sell the New Warrant Shares pursuant to an effective registration statement or in compliance with applicable law).

The Holder understands that issuance of the New Warrants and the New Warrant Shares are not, and may never be, registered under the Securities Act, or the securities laws of any state and, accordingly, each certificate, if any, representing such securities shall bear a legend substantially similar to the following:

“NEITHER THIS SECURITY NOR THE SECURITIES FOR WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.”

Notwithstanding the foregoing, certificates representing, or book-entry statements evidencing, the New Warrant Shares shall not contain any legend, (i) while a registration statement covering the resale of such New Warrant Shares is effective under the Securities Act (See “Annex A – subsection (e)” for description of registration obligations with respect to the New Warrant Shares), (ii) following any sale of such New Warrant Shares pursuant to Rule 144 under the Securities Act, (iii) if such New Warrant Shares are eligible for sale under Rule 144 (assuming cashless exercise of the New Warrants), without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such New Warrant Shares and without volume or manner-of-sale restrictions, (iv) if such New Warrant Shares may be sold under Rule 144 (assuming cashless exercise of the New Warrants) and the Company is then in compliance with the current public information required under Rule 144 as to such New Warrant Shares, or (v) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission and the earliest of clauses (i) through (v), the “Delegend Date”)). Upon receipt of a representation letter or other documentation from the Holder that the Company may reasonably request, the Company shall, at its expense, cause its counsel to issue a legal opinion to the Transfer Agent promptly after the Delegend Date if required by the Company and/or the Transfer Agent to effect the removal of the legend hereunder, or at the request of the Holder, which opinion shall be in form and substance reasonably acceptable to the Holder. From and after the Delegend Date, such New Warrant Shares shall be issued free of all legends. The Company agrees that following the Delegend Date or at such time as such legend is no longer required under this paragraph, it will, no later than one (1) Trading Day following the delivery by the Holder to the Company or the Transfer Agent of a certificate representing, or book entry statement evidencing, the New Warrant Shares issued with a restrictive legend and a representation letter from the Holder that the Company may reasonably request (such Trading Day, the “Legend Removal Date”), deliver or cause to be delivered to the Holder a certificate representing, or book entry statement evidencing, such shares that is free from all restrictive and other legends or, at the request of the Holder shall credit the account of the Holder’s prime broker with the Depository Trust Company System as directed by the Holder.

Independence of Holders

The Company acknowledges and agrees that the obligations of the Holders under this letter agreement are several and not joint with the obligations of any other Holder or any other holders of warrants to purchase shares of Common Stock of the Company (each, an “Other Holder”) under any other agreement related to the exercise of such common stock purchase warrants (“Other Warrant Exercise Agreement”), and the Holder shall not be responsible in any way for the performance of the obligations of any Other Holder or under any such Other Warrant Exercise Agreement. Nothing contained in this letter agreement, and no action taken by the Holders pursuant hereto, shall be deemed to constitute the Holder and the Other Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holder and the Other Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this letter agreement and the Company acknowledges that the Holder and the Other Holders are not acting in concert or as a group with respect to such obligations or the transactions contemplated by this letter agreement or any Other Warrant Exercise Agreement. By signing this letter agreement, the Holder confirms that it has had the opportunity to consult with its own counsel and advisors with respect to the matters set forth herein. The Holder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this letter agreement, and it shall not be necessary for any Other Holder to be joined as an additional party in any proceeding for such purpose.

Governing Law; Jurisdiction

This letter agreement shall be construed and enforced in accordance with the laws of the State of New York, without regards to conflicts of laws principles. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby.

*     *     *     *     *

To accept this offer, Holder must counter execute this letter agreement and return the fully executed letter agreement to the Company at e-mail: cfo@ostherapies.com, attention: Mr. Christopher P. Acevedo, Chief Financial Officer, on or before the Termination Date.

Please do not hesitate to call me if you have any questions.

Sincerely yours,

OS THERAPIES INCORPORATED

By:
Name:
Title:

Accepted and Agreed to:

Name of Holder: ________________________________________________________

Signature of Authorized Signatory of Holder: _________________________________

Name of Authorized Signatory: _______________________________________________

Title of Authorized Signatory: ________________________________________________

Number of Existing Warrants being exercised contemporaneously with signing this letter agreement: __________________

Aggregate Warrant Exercise Price being exercised contemporaneously with signing this letter agreement: _________________

Existing Warrants Beneficial Ownership Limitation: ☐ 4.99% or ☐ 9.99%

New Warrants: _______________ (100% of the total Existing Warrants being exercised)

New Warrants Beneficial Ownership Limitation: ☐ 4.99% or ☐ 9.99%

DTC Instructions:

Annex A

Representations, Warranties and Covenants of the Company. The Company hereby makes the following representations and warranties to the Holder:

a)	Registration Statements. The Existing Warrant Shares are registered for issuance and sale on the Registration Statements and the Company knows of no reason why each such Registration Statements shall not remain effective for the foreseeable future. The Company shall use commercially reasonable efforts to keep the Registration Statements effective and available for use by the Holder until all Existing Warrant Shares underlying the Existing Warrants are sold by the Holder.

b)	SEC Reports. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, since August 1, 2024 (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company has never been an issuer subject to Rule 144(i) under the Securities Act. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

c)	Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this letter agreement and otherwise to carry out its obligations hereunder. The execution and delivery of this letter agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, the Board of Directors or the Company’s stockholders in connection herewith or therewith. This letter agreement has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

d)	No Conflicts. The execution, delivery and performance of this letter agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the Company’s certificate of incorporation, bylaws or other organizational or charter documents; or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any liens, claims, security interests, other encumbrances or defects upon any of the properties or assets of the Company in connection with, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any material agreement, credit facility, debt or other material instrument (evidencing Company debt or otherwise) or other material understanding to which such Company is a party or by which any property or asset of the Company is bound or affected; or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected, except, in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a material adverse effect upon the business, prospects, properties, operations, condition (financial or otherwise) or results of operations of the Company, taken as a whole, or in its ability to perform its obligations under this letter agreement.

e)	Registration Obligations. Within thirty (30) calendar days of the final Closing, the Company shall file a registration statement on Form S-3 (or other appropriate form, including on Form S-1, if the Company is not then eligible to register securities on Form S-3) providing for the resale by the Holders of the New Warrant Shares issued and issuable upon exercise of the New Warrants (the “Resale Registration Statement”). The Company shall use commercially reasonable efforts to cause the Resale Registration Statement to become effective within sixty (60) calendar days (or within ninety (90) calendar days in case of “full review” of such registration statement by the Commission) following the initial filing of such registration statement and to keep the Resale Registration Statement effective at all times until the earlier of (i) the time that no Holder owns any New Warrants or New Warrant Shares issuable upon exercise thereof or (ii) the Delegend Date.

f)	Trading Market. The transactions contemplated under this letter agreement comply with all the rules and regulations of the NYSE American.

g)	Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of this letter agreement, other than: (i) the filings required pursuant to this letter agreement, (ii) application(s) or notice to each applicable Trading Market for the listing of the New Warrant Shares for trading thereon in the time and manner required thereby, (iii) the filing of Form D with the Commission, if required, and (iv) such filings as are required to be made under applicable state securities laws.

h)	Listing of Common Stock. The Company hereby agrees to use commercially reasonable efforts to maintain the listing or quotation of the Common Stock on the Trading Market on which it is currently listed. The Company shall, in the time and manner required by the principal Trading Market, prepare and file with such Trading Market an additional shares listing application covering all of the New Warrant Shares and take all steps necessary to cause such shares of Common Stock to be approved for listing or quotation on such Trading Market as soon as possible thereafter. The Company further agrees, if the Company applies to have the Common Stock traded on any other Trading Market, it will then include in such application all of the New Warrant Shares, and will take such other action as is necessary to cause all of the New Warrant Shares to be listed or quoted on such other Trading Market as promptly as possible. The Company will then take all action reasonably necessary to continue the listing and trading of its Common Stock on a Trading Market and will comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the Trading Market. The Company agrees to maintain the eligibility of the Common Stock for electronic transfer through the Depository Trust Company or another established clearing corporation, including, without limitation, by timely payment of fees to the Depository Trust Company or such other established clearing corporation in connection with such electronic transfer.

i)	Issuance of the New Warrants and New Warrant Shares. The issuance of the New Warrants is duly authorized and, and when executed and delivered by the Company, shall constitute a valid, legal and binding obligation of the Company, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity, and the New Warrant Shares, when issued in accordance with the terms of the New Warrants, will be validly issued, fully paid and nonassessable, free and clear of all liens imposed by the Company. The Company has reserved from its duly authorized capital stock a number of shares of Common Stock for issuance of the New Warrant Shares in full.

j)	Form D; Blue Sky Filings. If required, the Company agrees to timely file a Form D with respect to the New Warrants and New Warrant Shares as required under Regulation D and to provide a copy thereof, promptly upon request of the Holder. The Company shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the New Warrants and New Warrant Shares for, sale to the Holder under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of such actions promptly upon request of the Holder.

Annex B

Form of New Warrant